Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is dated and made effective as of April 20, 2018 (the “Effective Date”), by and between FE Concepts, LLC, a Texas limited liability company (the “Company”) and Cinema Operations, L.L.C., a Texas limited liability company (together with any of its subsidiaries from time to time providing Services hereunder, the “Manager”).  The Manager and the Company are sometimes referred to in this Agreement, collectively, as the “Parties” and each individually as a “Party.” Defined terms used in this Agreement but not otherwise defined herein have the meanings ascribed to them on Schedule I hereto.

RECITALS

A.   The Manager is an affiliate of AWSR Investments, LLC, a Texas limited liability company (“CB Entity”).

B.   Cinemark USA, Inc., a Texas corporation (“Cinemark”) is an affiliate of CNMK Texas Properties, LLC, a Texas limited liability company (“CNK Entity”).

C.   CNK Entity and CB Entity are parties to that certain Limited Liability Company Agreement, dated as of April 20, 2018 (the “LLC Agreement”), pursuant to which CB Entity and CNK Entity have formed the Company to own and operate a certain family entertainment facility or facilities branded Strike + Reel incorporating games, rides, bowling, restaurants, bars and motion picture theater auditoriums (the “Facilities”).

D.   The Manager has or will use commercially reasonable efforts to obtain the qualified, experienced and necessary personnel to manage each Facility and the Manager also has or will use commercially reasonable efforts to obtain the qualified personnel necessary to provide accounting and administrative services in connection with the operation of a Facility.

E.   The LLC Agreement provides in part that the Company shall engage the Manager to provide the Services pursuant to this Agreement.

F.   The Company desires    to retain the Manager as the exclusive provider of the Services with respect to any Facility and the Manager is willing to provide such services, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

CONSTRUCTION AND DEVELOPMENT SERVICES

1.1   Provision of Construction and Development Services.  Subject to Article III below, the Company hereby engages the Manager to provide the construction and development services described in Schedule II hereto (collectively, the “Development Services”) in connection with the acquisition, construction and development of a Facility.  Subject to Article III below, the Manager is hereby vested with full authority to take all such actions, do all such things and execute and enter into on behalf of the Company all such contracts, agreements, leases, licenses, instruments, commitments, undertakings and understandings (collectively, “Contracts”) relating to such activities listed on Schedule II except as specified in Section 3.1.

1.2   Standards for Provision of Development Services.

(a)   The Manager shall devote such time and personnel as the Manager deems appropriate to provide the Development Services. The Manager shall not be required to spend its full time and attention to provide the Development Services.

(b)   The Company will provide such cooperation as is needed from time to time in connection with the provision of the Development Services hereunder.  In connection with the provision of the Development Services hereunder, the Manager shall obtain and maintain at the Company’s expense, for itself or on behalf of the Company, as the case may be, all licenses, permits and authorizations from any Governmental Authorities which are necessary for the construction and development of a Facility.  The Company shall cooperate with the Manager in obtaining all consents, authorizations, approvals, permits and licenses necessary for the construction and development of a Facility.  The Manager shall use commercially reasonable efforts to be at all times qualified and licensed to do business and be in good standing in all jurisdictions where such qualification or license is required to enable the Manager to provide the Development Services as contemplated by the terms of this Agreement.

(c)   The Manager shall conduct all activities and duties hereunder in good faith and shall use its commercially reasonable efforts to obtain terms for the supply of goods and services to a Facility and the Business comparable with the terms that the Manager and its subsidiaries and Affiliates are able to obtain for the Manager Related Facilities, provided, however, that the Manager is not required to purchase such goods and services on the same terms as Manager purchases similar goods and services for Manager Related Facilities.  In connection with the construction and development of a Facility, the Manager may purchase necessary goods, supplies and services from or through the Manager or any of its Affiliates so long as such prices are comparable with the prices and terms of goods, supplies and services of like quality available from non‑affiliated third parties in an arm’s length transaction.

1.3   Theater Services.  The Manager acknowledges that the Company has entered into the Theater Services Agreement with Cinemark pursuant to which Cinemark shall provide the Theater Services, which includes certain expertise regarding the construction and design of the motion picture theater auditoriums and the selection of certain technologies related thereto (the “Theater Construction Expertise”).  The Theater Construction Expertise shall be provided exclusively by Cinemark and shall not be construed to constitute Development Services provided by the Manager.  The Manager shall coordinate the provision of Development Services under this Agreement with the provision of the Theater Construction Expertise by Cinemark, including the implementation of any recommendations or plans resulting therefrom.

ARTICLE II

MANAGEMENT SERVICES

2.1   Provision of Management Services.  Subject to Article III below, the Company hereby engages the Manager to manage a Facility and the business conducted at a Facility (the “Business”) and to provide the Management Services in accordance with this Agreement, and the Manager hereby agrees to manage a Facility and the Business and to provide the Management Services in accordance with this Agreement.  Subject to Article III below, the Manager is hereby vested with full authority and responsibility for the day‑to‑day management of a Facility and the Business and is empowered to take all such actions, do all such things and execute and enter into all such Contracts in this regard, on behalf of and in the name of the Company, as the Manager may, in its reasonable discretion, deem necessary or desirable for such purpose; subject to the provisions of Article III.  For the avoidance of doubt, it is agreed that the Manager shall have the responsibility and authority to make any and all decisions with respect to the day‑to‑day, ordinary course of business operations of a Facility and the Business, subject to the provisions of Article III.

2.2   Standards for Provision of Management Services; Cooperation.

(a)   The Manager shall devote such time and personnel as the Manager deems appropriate to provide the Management Services that are comparable to those employed by the Manager in connection with the operation of the Manager Related Facilities. The Manager shall not be required to spend its full time and attention to provide the Management Services.

(b)   The Company will provide such cooperation as is needed from time to time in connection with the provision of the Management Services hereunder.  In connection with the provision of the Management Services hereunder, the Manager shall use commercially reasonable efforts to obtain and maintain at the Company’s expense, for itself or on behalf of the Company, as the case may be, all licenses, permits and authorizations from any Governmental Authorities which are necessary for the operation of the Business in the manner contemplated by this Agreement, including, but not limited to, licenses to serve food and alcoholic beverages.  The Company shall cooperate with the Manager in obtaining all consents, authorizations, approvals, permits and licenses necessary to operate the Business.  The Manager shall use commercially reasonable efforts to be qualified and licensed to do business and be in good standing in all jurisdictions where such qualification or license is required to provide Management Services as contemplated by the terms of this Agreement.

(c)   The Manager shall conduct all activities and duties hereunder in good faith and shall use commercially reasonable efforts to obtain terms for the supply of goods and services to and by the Facilities and the Business comparable with the terms that the Manager and its subsidiaries and Affiliates are able to obtain for the Manager Related Facilities.  In the management of the Facilities, the Manager may purchase necessary goods, supplies and services from or through the Manager or any of its Affiliates so long as such prices are comparable with the prices and terms of goods, supplies and services of like quality available from non‑affiliated third parties in an arm’s length transaction.

(d)   As part of the Management Services, the Manager shall provide “point of sale” systems necessary to effectuate the retail transactions incident to the Business for the Facilities that are the same as the point of sale software systems used by the Manager in the operations of the Manager Related Facilities.

(e)   The Manager shall use commercially reasonable efforts to obtain all software, permits, licenses, sublicenses, authorizations, intellectual property and other intangibles and rights necessary to operate the Facilities and perform under this Agreement, including any third party software, applications and/or licenses.  The Manager shall use commercially reasonable efforts to obtain any necessary consents and/or provide documentation to evidence the foregoing upon the Company’s request.

2.3   Compliance with Leases.  In providing the Management Services, to the extent a Facility is subject to a Lease (as defined below), the Manager shall use commercially reasonable efforts to comply in all material respects with, and not violate in any material respect, the terms of any real property lease associated with the Facilities (each such lease, a “Lease” and collectively, the “Leases”).

2.4   Compliance with Laws.  The Manager shall use commercially reasonable efforts to cause the Facilities to comply in all material respects with any Law affecting the Facilities and issued by any Governmental Authority having jurisdiction thereof.  Further, the Manager shall not unreasonably refuse or delay compliance with any specific instructions that are given by the Company and that are reasonably necessary to cause the Facilities to comply with such Laws.  The Company shall cooperate with the Manager in complying with such Laws, including paying all costs of such compliance.

2.5   Theater Services.  The Manager acknowledges that the Company has entered into the Theater Services Agreement with Cinemark pursuant to which Cinemark shall provide the Theater Services.  The Theater Services shall be provided exclusively by Cinemark and shall not be construed to constitute Management Services provided by the Manager.  The Manager shall consult with Cinemark to receive Cinemark’s recommendations with respect to the Theater Services to be provided by Cinemark under the Theater Services Agreement.  The Manager shall coordinate providing its Services under this Agreement with the Theater Services to be provided by Cinemark under the Theater Services Agreement.  The Manager shall cause the Company to pay all fees and expenses payable to Cinemark under the Theater Services Agreement.

2.6   Internet Websites.  The Manager will create, or cause to be created, an Internet website for the Company listing each Facility on such website and providing on such website the ability for customers to purchase Facility admissions, prepaid cards and movie tickets for each Facility.

ARTICLE III

LIMITATIONS ON MANAGER AUTHORITY

3.1   Actions Requiring Prior Written Consent of the Company.  Notwithstanding anything to the contrary contained in this Agreement, the Manager shall not, unless specifically authorized by the Company in writing, take any of the following actions with respect to any of the Company or any of its assets or properties, including the Facilities:

(a)   incur or commit to incur on behalf of the Company any capital expenditure (or series of related capital expenditures) that are, in the aggregate, more than five percent (5%) over amounts included in an Approved Budget; provided, however, that nothing in this Agreement shall be construed to prohibit or prevent the Manager from making emergency repairs necessary to prevent (i) damage to or destruction of the assets, properties or premises of the Facilities or (ii) protect the safety of the Facilities employees, customers or other invitees;

(b)   subject to Section 6.3, incur or commit to incur on behalf of the Company any expenditure(s) that would result in the aggregate of expenditures in all accounting categories, (other than Excluded Expenditures), exceeding an Approved Budget by more than five percent (5%) for each Facility for such entire Fiscal Year.  Notwithstanding the preceding sentence, prior written consent will not be required if an expenditure for the Business exceeds the amount set forth in the Approved Budget during an interim reporting period if the Manager reasonably determines that such expenditure will not result in the aggregate of expenditures in all accounting categories for the Business exceeding those set forth in an Approved Budget for such entire Fiscal Year by more than five percent (5%) in the aggregate for a Facility;

(c)   enter into on behalf of the Company any transaction or Contract that is neither contemplated by this Agreement nor reasonably related to the Services being provided hereunder;

(d)   enter into on behalf of the Company any Contract in excess of $50,000 per annum that cannot be terminated by the Company without premium or penalty on less than thirty (30) days prior written notice;

(e)   incur, guarantee, grant any security interest in respect of, or otherwise become liable for, any indebtedness for borrowed money, letters of credit, notes, bonds, mortgages or similar Contracts or lease obligations that are required to be treated as capitalized leases in accordance with generally accepted accounting principles in the United States (“GAAP”);

(f)   agree to subject the assets of the Company to any other lien or encumbrance, other than Permitted Liens; or

(g)   change any policy regarding the prices charged for tickets for any of the motion pictures exhibited in a Facility without the prior approval of the Board.

In the event that the authorization of the Company is required under this Section 3.1 in respect of any action to be taken or not to be taken hereunder or any amount to be incurred or not to be incurred hereunder, the Manager shall request such authorization in writing as provided in Section 12.5.

3.2   Company Approval. For the purpose of this Agreement, any consent or approval required or permitted to be given by the Company shall require the approval of the Board (including at least one Board member not affiliated with the Manager) or, the approval of an executive officer of the Company not affiliated with the Manager to the extent that specific authority to grant such consent or approval has been expressly delegated to such officer by the Board, subject to any additional approval required by the Members in accordance with the LLC Agreement.  Any notice by the Manager to the Company shall be given in accordance with Section 12.5.

ARTICLE IV

STAFFING SERVICES

4.1   Provision of Staffing Services.  The Company hereby engages the Manager to provide the Staffing Services at a Facility in accordance with the terms of this Agreement, and the Manager hereby agrees to provide the Staffing Services at a Facility in accordance with the terms of this Agreement.

4.2   Standards for the Provision of Staffing Services; Cooperation.  The Manager shall devote such time and personnel as the Manager deems appropriate to provide the Staffing Services. The Manager shall not be required to spend its full time and attention to provide the Staffing Services.  Nothing in this Agreement shall prevent or restrict the Manager from terminating the employment or engagement of any of its employees, agency workers, consultants, contractors or other workers at any time or from taking any other actions with respect to its employees, agency workers, consultants, contractors or other workers, in its sole and absolute discretion.

4.3   Manager as Employer.

(a)   The Parties hereto agree that the Manager will use commercially reasonable efforts to recruit, employ, train and supervise any and all employees necessary to enable the Manager to provide the Services hereunder, that such employees will at all times be employees of the Manager, a Manager Subsidiary or Manager Affiliate, and that the Manager will be responsible for (i) making all determinations related to such employees, including determinations with respect to wages, salaries, fringe benefits and other compensation, employment duration, the assignment of duties and the negotiation and settlement of labor disputes, (ii) making all payments in connection with the compensation of such employees, collecting and remitting any and all payroll taxes or other withholdings in connection therewith and filing any and all tax returns as are required with respect to such taxes, and (iii) procuring and maintaining adequate workers’ compensation insurance as may be required by Law (it being understood that all expenses (including expenses relating to any of the foregoing) associated with the employment of Facility‑level employees shall be Company Expenses).

(b)   In staffing each Facility, the Manager will use its commercially reasonable efforts to employ persons in such numbers and of such skill levels as are comparable in number and skill level to the persons the Manager employs in connection with the operation of the Manager Related Facilities.

(c)   The Manager acknowledges and agrees that, in any and all matters related to a Facility and the Business, it shall comply in all material respects with the Fair Labor Standards Act, the Occupational Safety and Health Act and any other law, rule or regulation relating to employment or human health and safety in connection with the Staffing Services.  The Company acknowledges that employees at a Facility may be employed by a subsidiary or Affiliate of Manager.

(d)   The Parties hereto agree that the Company shall have no liability to any of the employees hired by the Manager, except for reimbursing the Manager for Company Expenses and otherwise as specifically set forth in this Agreement.

ARTICLE V

FINANCIAL INFORMATION, ACCESS AND CONSULTATION

5.1   Maintenance of Books and Records.  The Manager shall keep full and materially accurate books of account and such other records in accordance with generally accepted accounting principles reflecting the Company operations of a Facility showing all revenue and expenses of the Company from a Facility during the term of this Agreement.  The Manager’s books and records for the Company will correspond with the Manager’s fiscal year.  Such Company records and accounts shall be prepared and maintained for each Facility in accordance with good business practices and in accordance with the method the Manager prepares such records and accounts for the Manager Related Facilities, and shall be sufficiently detailed to enable the statements of operations, balance sheets and statements of cash flows for the Company to be prepared from time to time for each Facility.  For the avoidance of doubt, this Section 5.1 shall not require the Manager to provide any books and records of any Person other than the Company, including, but not limited to, any books and records of any Company Affiliates, Company Subsidiaries, Manager Affiliates, or Manager Subsidiaries.

5.2   Monthly and Quarterly Financial Reporting.  The Manager shall within thirty (30) days after the end of each Fiscal Month ending after the Effective Date furnish to the Company a monthly Facility profit and loss statement of the Company in the form attached as Exhibit A (which monthly Facility profit and loss statement shall also be provided in a spreadsheet format), a trial balance reflecting all ledger account balances for the Company for each Facility, and a summary of all pro-rata Company costs and expenses allocated to a Facility by Manager for such period.  Within forty-five (45) days after the end of each Fiscal Quarter ending after the Effective Date, unless such Fiscal Quarter ends on the last day of a Fiscal Year, in which case within sixty (60) days after the end of such Fiscal Quarter, furnish to the Company a consolidated unaudited balance sheet, income statement, statement of comprehensive income, statement of Member’s equity and statement of cash flows for the Company, in each case in accordance with U.S. GAAP, which, for the avoidance of doubt, shall not require any footnotes.  For the avoidance of doubt, this Section 5.2 shall not require the Manager to provide any financial records of any Person other than the Company, including, but not limited to, any financial records of any Company Affiliates, Company Subsidiaries, Manager Affiliates, or Manager Subsidiaries.

5.3   Inspection Rights.  The representatives of the Company shall be entitled at all reasonable times and with reasonable prior notice to the Manager to inspect and obtain copies of all documents, records and accounts of the Company under the control of the Manager relating to a Facility and/or the Business and to discuss the financial statements and performance of a Facility with appropriate personnel of the Manager.  The frequency, manner and duration of such inspections and discussions shall be conducted at times and dates mutually agreed by the Manager and the Company and without undue hindrance to the proper conduct of the operations of the Business or the activities of the Manager and its employees, agents and independent contractors.  Any expenses incurred by the Parties in connection with any such inspections shall be the sole cost and expense of the Company.  For the avoidance of doubt, this Section 5.3 shall only provide the Company with the right to inspect any documents, records and accounts of the Company, and not any other Person, including, but not limited to, any documents, records and accounts of any Company Affiliates, Company Subsidiaries, Manager Affiliates, or Manager Subsidiaries.

5.4   Year‑End Financials.  The Manager shall cause the Company’s accountants to prepare unaudited full year end financial statements of the Company for any such Fiscal Year (i.e., balance sheets, statements of income, statements of comprehensive income, statements of cash flows and statements of changes in Member’s equity), which, for the avoidance of doubt, shall not require any footnotes, for presentation to the Company within sixty (60) days after the end of each Fiscal Year.  The Company will also provide full year end audited financial statements (with related footnotes) of the Company within 180 days after the end of each Fiscal Year.  In connection with the preparation of any such Company financial statement or any related audit or review thereof, the Manager shall make the Company books and records of a Facility available for such purposes in a timely manner.  Any such financial statement preparation, audit or review shall be at the sole cost and expense of the Company.  The costs and expenses associated with the full year end audited financial statements shall be billed directly to the Company.  For the avoidance of doubt, this Section 5.4 shall only require the preparation of unaudited and audited financial statements for the Company, and not for any other Person, including, but not limited to any Company Affiliates, Company Subsidiaries, Manager Affiliates, or Manager Subsidiaries.

5.5   Notice of Claims, Proceedings and Material Damage.  The Manager shall notify the Company in writing in a prompt and timely manner of receipt by the Manager of any written threat of, or, upon becoming aware thereof, the actual commencement or resolution of, any claims or Proceedings of the Company involving a Facility, or of any material damage, or material repair needs, of a Facility that the Company would be liable for.

ARTICLE VI

BUDGETS

6.1   Draft Annual Budgets.  Prior to the Effective Date, the Manager and the Company shall agree upon an initial Annual Budget for the remainder of the Fiscal Year following the Effective Date in the form attached hereto as Exhibit B. With respect to each Fiscal Year thereafter during the term of this Agreement, the Manager shall prepare and provide to the Company, no later than the fifteenth (15th) day of December, a proposed draft budget for such Fiscal Year relating to each Facility in the form attached hereto as Exhibit B.  The Manager shall consult with Cinemark when preparing the draft budget for line items relating to the motion picture theater auditoriums, including film rentals, in-theatre advertising and projector repair and maintenance.

6.2   Approved Annual Budgets.  The Company shall consider and comment upon the proposed draft budget prepared by the Manager with respect to each Facility pursuant to Section 6.1, and the Manager shall from time to time amend and revise such draft budget in accordance with any reasonable written requests of the Company mutually agreed to by the Company and the Manager (each such budget including the initial Annual Budget referred to in Section 6.1, as so amended from time to time, an “Approved Budget”).  If the Manager submits a proposed Annual Budget or an amendment to the Annual Budget for the Company’s approval, and the Company does not request any changes or make any comments with respect to such Annual Budget, within thirty (30) days of submission, then such proposed Annual Budget shall be deemed the Approved Budget.  Until such time as the proposed budget is approved by the Company, the last Approved Budget shall be the Approved Budget for such year except that (i) any portion of the proposed budget which is specifically approved or not in dispute shall be deemed approved and effective and (ii) during any interim period the Manager may reasonably exceed the Approved Budget for the prior Fiscal Year for (a) taxes, utility charges and other items not within the Manager’s reasonable control and (b) increases in contract services,  personnel and other costs to the extent required to maintain the same level of services for the attendance volumes anticipated at a Facility provided during the previous Fiscal Year if the costs of such items has increased above the Approved Budget for the prior Fiscal Year.  In the event the Parties are unable to agree on an Approved Budget for a particular Fiscal Year within ninety (90) days of the beginning of such Fiscal Year, Manager shall operate a Facility related to the disputed portion of the proposal based upon the last approved Annual Budget.

6.3   Operation in Accordance with Approved Budgets.  The Parties acknowledge and agree that Facility operating results (e.g., Facility attendance, revenues, operating expense, net income and cash flows) are subject to significant variance within any budgeted Fiscal Year and that no draft budget or Approved Budget can be expected to accurately predict such variances.  Consequently, the Parties understand that actual interim operating results may vary from the Approved Budget.  The Manager shall have the authority to make those expenditures that have been approved in the Approved Budget and which do not exceed the Approved Budget by more than five percent (5%) in the aggregate with respect to any Facility; provided that, notwithstanding the foregoing, the Manager may reasonably exceed the Approved Budget and make additional expenditures as Company Expenses for (a) taxes, utility charges and other items not within the Manager’s reasonable control, and (b) increases in contract services,  personnel and other costs, including but not limited to film rentals, food and beverage costs, game and retail, and salaries and wages (the expenses listed in (a) and (b), the “Excluded Expenditures”), to the extent required to maintain the same level of services for the attendance volumes anticipated at a Facility, if the costs of such items have increased above the Approved Budget.  If a condition of an emergency nature should exist which precludes consultation with and approval by the Company and requires that immediate repairs be made for the preservation and protection of the Facility or to protect the safety of the Facility employees, customers or other invitees, however, the Manager shall be authorized to take all actions and to make the necessary expenditure to repair and correct such condition, regardless of whether any provision has been made in the Approved Budget for such expenditure.  Cash Expenditures made by the Manager in connection with any such emergency expenditure shall be paid as a Company Expense.  Notwithstanding the foregoing, the Manager shall use commercially reasonable efforts to minimize expenditures not in the Approved Budget regardless of the Company’s pre‑approval of such expenditure.  The Manager shall use commercially reasonable efforts to ensure that the actual costs of maintaining and operating a Facility shall not exceed the Approved Budget by more than five percent (5%) with respect to any Facility.  All expenses shall be charged to the proper account in accordance with the Approved Budget.  Expenses may be reasonably classified or reclassified in excess of the annual budgeted amount for an accounting category, provided that the Manager shall use commercially reasonable efforts to ensure the aggregate of expenditures in all accounting categories (other than Excluded Categories) does not exceed the Approved Budget by more than five percent (5%).  If the Manager determines that any interim variances are reflective of expected operating results for the remainder of the Fiscal Year and that such variances may result in the Approved Budget for a Facility for such entire Fiscal Year exceeding those set forth in an Approved Budget for such Facility by more than five percent (5%) for such entire Fiscal Year (other than Excluded Expenditures), including any contingency with respect thereto provided for in the Approved Budget for the entire Fiscal Year, then the Manager may notify the Company and request that the Approved Budget for the Fiscal Year be amended in accordance with Section 6.2.  Notwithstanding anything to the contrary in this Agreement, the Company’s sole remedy for any breach by the Manager of this Article VI shall be termination of the Agreement in accordance with Section 10.2.

ARTICLE VII

MANAGEMENT COMPENSATION AND PAYMENT OF COSTS AND EXPENSES

7.1   Management Compensation.  The Company shall pay to the Manager the compensation set forth on Exhibit E as follows:

(a)   Payments under Tier 1 shall be paid within thirty (30) days of the opening of a new Facility.

(b)   Payments under Tier 2, if any, shall be paid annually within fifteen (15) days after delivery by the Manager to the Company of the unaudited full year end financial statements.

(c)   Payments under Tier 3 shall be paid upon the occurrence of a Trigger Event concurrently with payment to the CB Entity for such Trigger Event.  For purposes of payments under Tier 3, “Trigger Event” shall mean (i) a Company Sale Transaction (as such term is defined in the LLC Agreement), or (ii) a transfer under a Call Option Notice, a CB Offer Notice, or a Sale Election Notice (as each such term is defined in the LLC Agreement).

7.2   Company Expenses.  The Company shall be responsible for the payment of all costs and expenses incurred in connection with the construction, development and operation of a Facility or the operation of the Business, whether such costs or expenses are incurred directly by the Company or incurred by the Manager or its Affiliates in connection with the provision of the Services hereunder, including, without limitation, (a) the Facility’s pro‑rata shares of any Facility‑level costs and expenses incurred on behalf of a Facility as part of any arrangements entered into by the Manager on behalf of a Facility and Manager Related Facilities, (b) Cash Expenditures and (c) all expenses and liabilities relating to workers compensation insurance and workers compensation claims by Facility‑level employees (all such costs and expenses for which the Company are so responsible being referred to, collectively, as the “Company Expenses”).  The Manager shall have the right to utilize its corporate employees and assets in connection with the operation of a Facility as required under this Agreement.  When doing so, the Manager shall be reimbursed for all non-Facility level costs and expenses incurred by the Manager or its Affiliates allocable to work done for the Company, as set forth on Exhibit F (“Manager Overhead Costs”), including the salaries, benefits, bonuses and other compensation of home‑office personnel who render Services and all office and overhead expenses that are incurred other than at the Facility‑level.  Without limiting the generality of the foregoing, Company Expenses shall include, without limitation, (i) Cash Expenditures and all of the costs and expenses of the type described on Schedule IV hereto, (ii) any costs and expenses in connection with any third party consents, permits or licenses relating to any Facility that are related to the Services, and (iii) any capital expenditures with respect to a Facility but only to the extent any such costs have been approved in advance and in writing by the Board.  To the extent that the Manager corporate employees are required to, or requested to by the Company, to perform services beyond those contemplated herein (i.e., assisting with tax audits, managing litigation, etc.), then the Company and the Manager shall meet and consult in good faith to determine a fair and reasonable expense allocation for such services which will be fully reimbursable as Company Expenses.  Amounts due to the Manager under this Section 7.2 shall be paid within thirty (30) days of receipt by the Company of an invoice for such amounts.

7.3   Company Account; Payment of Company Expenses; Quarterly Statements.

(a)   All monies advanced by the Company to fund Company Expenses and all cash from operations of each Facility shall be deposited in separate bank accounts of the Company (the “Company Account”) over which the Manager, as agent for the Company, shall have joint access and control with the Company.  The Manager is hereby authorized to pay from the Company Account, on behalf of the Company, all Company Expenses and to use funds in the Company Account to reimburse the Manager for any Company Expenses previously paid by the Manager.  Checks or other documents of withdrawal drawn upon the Company Account by the Manager shall be signed by representatives of the Manager as agent for the Company.  The Parties hereby acknowledge and agree that the Manager will manage the finances of the Business on a combined Facility basis and shall be entitled to use cash flow generated from one Facility to fund operating expenses and losses of any other Facility.

(b)   Concurrently with the delivery of the quarterly financial statements required by Section 5.2, the Manager shall issue to the Company a statement (the “Quarterly Statement”) setting forth in reasonable detail all payments made from the Company Account in respect of Company Expenses with respect to each Facility and on a combined basis during such Fiscal Quarter.  In the event that the Company reasonably and in good faith questions or disputes any element of any Quarterly Statement, written notice thereof shall be provided by the Company to the Manager within thirty (30) days of the receipt of the Quarterly Statement by the Company, and the Parties shall thereafter use commercially reasonable efforts to resolve to their mutual satisfaction any such questions and disputes during the twenty (20) days following delivery of such written notice by the Company.  In the event the Parties are unable to resolve any such questions or disputes, the unresolved matters may be submitted to arbitration pursuant to Section 12.14.

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1   Reservation of Rights.  Any Facility subject to this Agreement shall be operated, marketed and branded as a “Strike + Reel” Facility at all times while the Services are being provided under this Agreement with respect to such Facility.  The Manager confirms and acknowledges that the Company is and shall be at all times, the exclusive owner of all rights, title and interest in and to the Company Trademarks, including the goodwill associated therewith, (ii) the Manager shall not contest or challenge the Company’s rights in such Company Trademarks at any time, (iii) nothing herein shall restrict the use of the Company Trademarks by the Company and the Company Subsidiaries or licensees at any time or in any manner, (iv) the Manager shall not acquire any ownership right in the Company Trademarks by virtue of said marks’ use pursuant to this Agreement, and (v) any goodwill derived from the use of the Company Trademarks in connection with a Facility shall inure to the exclusive benefit of the Company.

8.2   Quality Control.  The Manager acknowledges and agrees that: (i) all use of the Company Trademarks under this Agreement shall be, at all times, subject to the Company’s reasonable quality control and (ii) to protect the valuable goodwill associated with the Company Trademarks, the Manager shall assure that the Company Trademarks are used solely in a manner consistent with the quality of the goods and services offered under the Company Trademarks.  Upon receiving notice from the Company that the quality of the goods and services offered under the Company Trademarks does not meet the Company’s acceptable quality standards, the Manager shall promptly take all remedial action to assure that goods and services offered under the Company Trademarks shall meet the quality standards that are acceptable to the Company’s reasonable satisfaction.

8.3   No Implied Rights.  Nothing in this Agreement provides or implies any right for the Manager to use the Company Trademarks except as otherwise provided for in this Article VIII.

ARTICLE IX

INDEMNITY

9.1   Indemnification by the Company.  The Company shall indemnify and hold harmless the Manager and its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (and the members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons) (such indemnified Persons, the “Manager Indemnified Persons”) from, against and in respect of any and all claims, Proceedings, obligations, liabilities, liens, encumbrances, losses, damages, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement, including attorneys’ fees and disbursements), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) (collectively, “Losses”), in the case of clauses (b), (c), and (d) below, whether or not involving a Third Party Claim, to the extent such Losses are incurred or suffered by the Manager Indemnified Persons as a result of, arising out of or directly or indirectly relating to:

(a)   any claim or Proceeding made, initiated or threatened by any Person other than a Party (a “Third Party Claim”) that relates to the provision of the Services under this Agreement, the management and operation of a Facility or the Business, or the consequences of the Manager’s compliance with the terms of this Agreement or any directions provided by the Company relating to the operation of the Business, other than to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Manager or any of its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (or the shareholders, members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons);

(b)   all Company Expenses;

(c)   all Manager Overhead Costs;

(d)   any breach of this Agreement by the Company;

(e)   any potential regulatory issues related to the affiliation of the Company and the CNK Entity; and

(f)   any potential action brought by a shareholder of Cinemark and/or the CNK Entity arising from claims related to conflict of interest.

9.2   Indemnification by the Manager.  The Manager shall indemnify and hold harmless the Company, the Company Subsidiaries and the members, managers, officers, directors, employees and other agents, representatives and Affiliates thereof (and the members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons) (such indemnified Persons, the “Company Indemnified Persons”) from, against and in respect of any and all Losses to the extent such Losses are incurred or suffered by the Manager Indemnified Persons as a result of, arising out of or directly or indirectly relating to:

(a)   any Third Party Claim that relates to the provision of the Services under this Agreement or the management and operation of a Facility or the Business, in each case, to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Manager or any of its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (or the shareholders, members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons); or

(b)   any Third Party Claim brought by or on behalf of any of the Manager’s employees, including Third Party Claims alleging age discrimination, sex discrimination or sexual harassment; provided that this clause (b) shall not be deemed to (i) provide for indemnification to the Company Indemnified Persons for any cost relating to employees of the Manager that would otherwise constitute a Company Expense (for example, compensation of Facility‑level employees in the ordinary course of business or workers compensation‑related expenses) or (ii) reduce or modify the obligations of the Manager or the Company pursuant to Section 9.3.

(c)   any Third Party Claim alleging Manager has violated the Fair Labor Standards Act, the Occupational Safety and Health Act with respect to the operations of a Facility or any other rule related to employment or human health and safety in connection with the Staffing Services and the Occupational Safety and Health Act related to the construction of a Facility only if such Occupational Safety and Health Act violation is caused by the bad faith, gross negligence or willful misconduct of the Manager.

9.3   Insurance.

(a)   The Manager shall maintain all appropriate insurance coverage and fidelity bonds for a Facility, and the maintenance of such insurance coverage shall be consistent with Manager’s practices for the Manager Related Facilities including the minimum coverages and amounts outlined in Exhibit C.  All costs and expenses of maintaining insurance in connection with the Business and the operation of a Facility shall be Company Expenses.

(b)   The Manager shall notify the Company concurrently with notification to the Company’s insurance carrier of any casualty, disaster, loss, damage or injury occurring at a Facility that is reported by the Manager to an insurance carrier, and otherwise promptly notify the Company of any actual claim or loss not occurring in the Company’s ordinary course of business.  The Manager shall not use a Facility, or permit the same to be used, for any purpose which will make void or voidable any of such insurance policies, and shall not keep or allow to be kept at a Facility any material, machinery, equipment, substance or other thing which may make void or voidable any of such insurance policies.  The Manager shall, upon the request of the Company, assist the Company in any reasonable manner, as The Company may request, in the settlement of any claim under any of such insurance policies.

(c)   The amount of Losses for which indemnification is available under Section 9.1 and 9.2 shall be calculated net of any amounts actually recovered by the Company Indemnified Persons or the Manager Indemnified Persons, as the case may be, under insurance policies with respect to such Losses. In the event that any indemnifying person makes any payment under Section 9.1 or 9.2 in respect of any Losses, such indemnifying person shall be subrogated, to the extent of such payment, to the rights of such indemnified person against any insurer or other third Person with respect to such Losses.

ARTICLE X

TERM AND TERMINATION

10.1   Term of Agreement.  This Agreement shall apply to each Facility acquired, owned or operated by the Company and shall commence on the Effective Date and shall continue until the tenth (10th) anniversary of the Effective Date, unless terminated earlier or extended pursuant to Section 10.2 (the term of this Agreement, as so modified is referred to herein as the “Term”).

10.2   Modification of Term; Termination.

(a)   The Company shall have the right at any time to terminate this Agreement for Cause by giving fifteen (15) days advance notice in writing to the Manager; and shall have the right to terminate this Agreement without Cause, by giving two-hundred and seventy (270) days advance notice in writing to the Manager; or

(b)   The Manager may terminate this Agreement at any time upon the occurrence of a Company Default by giving fifteen (15) days advance notice in writing to the Company, and shall have the right to terminate this Agreement for any reason, with or without cause, after the first anniversary of the opening of the first Facility to the general public by giving ninety (90) days advance notice in writing to the Company; or

(c)   The Manager may terminate this Agreement at any time if (i) the CB Entity no longer holds Class B Units (as such term is defined in the LLC Agreement) in the Company, (ii) Lee Roy Mitchell no longer serves as an active member of the board of directors of Cinemark Holdings, Inc. for any reason, including without limitation retirement, death or disability, or (iii) breach by Cinemark of the Theater Services Agreement which remains uncured for thirty (30) days  following such breach, by giving fifteen (15) days advance notice in writing to the Company; or

(d)   This Agreement shall automatically terminate upon termination of the Theater Services Agreement.

10.3   Commencement and Termination of Services with Respect to Specified Facilities.  The provision of the Development Services, Management Services and Staffing Services under this Agreement shall commence with respect to each Facility as may be specified in a notice by the Company with respect to each Facility.  After commencement of the Services, the provision of the Services under this Agreement shall continue in respect of such Facilities, unless terminated earlier as expressly provided in Section 10.2, until the fifteenth (15th) calendar day after the Company shall have given the Manager written notice of termination with respect to such Service(s).

10.4   Effects of Termination.  The termination of this Agreement shall not terminate the rights and obligations of the Parties under Article XI, which rights and obligations shall only terminate upon the termination of the Transition Service Periods.  The termination of this Agreement in its entirety, howsoever arising shall be without prejudice to the rights and duties of the Parties accrued prior to termination or during any Transition Service Period.  The Manager’s access and control over any Company Account shall terminate upon termination of this Agreement in its entirety, or, if such access is required for the Manager to perform one or more of the Transition Services, upon the termination of the Transition Service Period applicable to such Transition Services.  Notwithstanding the foregoing, the covenants, agreements, terms and conditions of this Agreement which expressly or impliedly have effect after termination (including, for the avoidance of doubt, those covenants, agreements, terms and conditions contained in Articles VII, VIII, X XI and XII of this Agreement and all indemnification and confidentiality provisions contained in this Agreement) shall continue to be enforceable notwithstanding termination, including the termination of any Transition Service Period. If this Agreement is terminated for any reason, any amounts accrued but not yet paid to the Manager hereunder shall be due and payable within ninety (90) days after the time of such termination, any amounts accrued but not yet paid to the Company hereunder shall be due and payable within ninety (90) days after the time of such termination and the Manager shall deliver to the Company the originals of all books, records, Contracts and all other documents, certificates, permits or instruments relating to a Facility, including documents evidencing termination of the Manager’s right to take any action with respect to the Company Account.  If possession by the Manager of any such books, records, Contracts, documents, certificates, permits or instruments are necessary for the performance of any Transition Service, Manager shall deliver the same to the Company upon termination of the Transition Service Period applicable to such Transition Services.

ARTICLE XI

TRANSITION SERVICES

11.1   Transition Services.  If this Agreement terminates for any reason other than Cause, the Manager agrees to provide the services set forth on Exhibit D, and any other mutually agreed services determined to be necessary or appropriate to the Company in the same manner as the Services are required to be provided by this Agreement and to otherwise cooperate with the Company in transitioning the Services to a new manager(s) or in winding down the operations of the Company, as applicable, including but not limited to granting the Company access to and otherwise making available for copies any information related to the Company held by the Manager (collectively, the “Transition Services”) for the respective periods set forth on Exhibit D (each such period, a “Transition Service Period”), commencing on the date on which the termination is effective (“Transition Start Date”). The Company agrees to pay the Manager as provided in this Agreement during the Transition Service Period.

11.2   Software Use & License.  Subject to the terms and conditions of this Agreement, the Manager agrees to continue to provide any software and/or licenses that the Manager provided during the Term that are necessary for the performance of the Transition Services.

11.3   Employees.

(a)   Offer of Employment.  During a Transition Service Period, the Company, Cinemark and any of Cinemark’s Affiliates (any of the foregoing that makes any such offer, the “New Facility Employer”) may make offers of employment to any Facility-Level Employees.  During the Transition Service Period, the Manager will make any employees of the Manager that work on an annual basis at the Manager’s corporate offices and who dedicate at least eighty percent (80%) of their working time to the operation and management of a Facility (the “Facility Corporate Employees”) reasonably available to the New Facility Employer for employment interviews.  Upon the commencement of the Transition Service Period, the New Facility Employer will have the option, in its sole discretion, to attempt to hire any Facility Corporate Employee.  To the extent such offers of employment are accepted, upon accepting such offers of employment, such Facility Corporate Employees and Facility-Level Employees’ employment with the Manager shall terminate.  The Manager will assist in the transition of such employees from the Manager to the New Facility Employer. The New Facility Employer may not make offers of employment to any employees who are not Facility-Level Employees or Facility Corporate Employees.

(b)   Severance Expenses.  If, upon termination of this Agreement, (i) New Facility Employer does not offer employment to any Facility-Level Employee or Facility Corporate Employee, and (ii) as a direct result of the termination of this Agreement, the Manager terminates the employment of such employee, the Company will be solely responsible for, and shall reimburse the Manager for all costs incurred by the Manager associated with the failure of the New Facility Employer to provide employment to any Facility-Level Employee or Facility Corporate Employee, including, but not limited to, any severance or additional compensation.  The Manager shall provide evidence of such severance costs and any other documentation or support reasonably requested by the Company prior to any such payment by the Company.

11.4   Financial and Tax Cooperation and Exchange of Information.  The Manager shall provide and transition to the Company all financial information relating to a Facility in a manner compatible with the Company’s financial reporting system.  The Manager and the Company shall provide each other with such assistance as reasonably may be requested by either of them with respect to a Facility in connection with (a) the preparation of any tax return, amended tax return or claim of refund or (b) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes or tax reporting by the Company (including preparation of tax reporting information to the members of the Company).  The Manager and the Company will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 11.4.  Any information obtained under this Section 11.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other proceeding.

11.5   Post-Closing Access.  Subject to the restrictions of any applicable legal requirement, the Manager, on the one hand, and the Company, on the other hand, shall, following the termination of the Services and upon reasonable notice, afford such other party or parties and their representatives reasonable access (including the right to make photocopies, at the sole cost and expense of the parties requesting such access), to the extent necessary in connection with the Manager’s operation of a Facility prior to the Transition Start Date or the Company’s operation of a Facility after the Transition Start Date, during normal business hours and in a manner so as not to interfere unreasonably with such other Party, to such other Party’s records related solely to a Facility, including upon specific request, a complete copy of the books and records to the extent permitted by applicable legal requirements and to the extent such books and records are under such other Party’s or its Affiliates’ control.

11.6   Further Assurances. The Parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Article XI, and will (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, including obtain any consents and approvals required (if any), all as the other Party may reasonably request for the purpose of carrying out the intent of this Article XI and the Transition Services.

11.7   No Third Party Beneficiaries.  Nothing in this Article XI, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing in this Article XI shall create any third party beneficiary rights in any employee or any beneficiary or dependents thereof or in any person other than the Parties to this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1   Exclusions and Limitations of Liability.

(a)   All warranties, representations, guarantees, conditions and terms, other than those expressly set out in this Agreement, whether express or implied by statute, common law, trade usage or otherwise and whether written or oral are hereby expressly excluded to the fullest extent permissible by Law.

(b)   None of the Parties shall in any circumstances be liable for any claim, whether arising in contract, tort or otherwise, for consequential, economic, special or other indirect loss of any other Party, including losses calculated by reference to lost profits, contracts, business, goodwill, income, production or accruals of any such other Party (it being understood that if in connection with any Proceeding a Party is required to pay damages to a third party based on consequential, economic, special or other indirect losses of such third party, such liability for such damages shall be deemed to be a direct loss of the Party that is required to pay such amounts to such third party).

(c)   The Company acknowledges and agrees that the Manager shall not have any liability to the Company for any Losses made, suffered or incurred by the Company as a result of (i) the Manager’s complying with the terms of this Agreement or any directions or authorizations that are provided to the Manager by the Company as specifically contemplated by this Agreement or (ii) if the Manager requests in writing an authorization from the Company under Section 2.3 (together with a reasonably detailed written explanation of the reasons for such request) in order to take a specified action but the Company does not provide such requested authorization, the consequences of not taking the actions that were the subject matter of such authorization request. In addition, the Company acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the Manager shall not be required to incur any cost or make any expenditure that is not contemplated by the Approved Budget then in effect and shall have no liability to the Company for any Losses made, suffered or incurred by the Company as a result of the Manager’s not incurring any such cost or making any such expenditure or failing to take any related actions (including rendering the Services) as a result thereof.

(d)   The Manager, its directors, agents, officers, employees, subsidiaries and Affiliates, as agents of the Company, shall not be liable to the Company or to any other Person for any act or omission committed in the performance of this Agreement unless such act constitutes bad faith, gross negligence, fraud or willful and wanton misconduct.  Notwithstanding any other provision in this Agreement, in no event shall the Company make any claims against the Manager or its Affiliates on account of any alleged errors of judgment made in good faith in the development or operation of a Facility in accordance with the terms of this Agreement.

(e)   The Parties accept that the limitations and exclusions set out in this Section 12.1 are reasonable having regard to all the circumstances.

12.2   Company Subsidiaries.  The Parties acknowledge that the Company may cause one or more Facilities to be owned by a Company Subsidiary.  The Manager agrees that the Company may designate one or more Company Subsidiaries to receive the Services to be performed by the Manager with respect to any Facility and all references herein to the Company shall be construed to include any such Company Subsidiary.  For the purpose of this Agreement, Company Account may include one or more accounts of a Company Subsidiary designated by the Company to be used with respect to the Services provided by Manager to such Company Subsidiary.

12.3   Succession and Assignment; No Third‑Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate, sub‑contract or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Company (in the case of a transfer by the Manager) or the Manager (in the case of a transfer by the Company); provided, that the Manager shall be entitled to (a) designate one or more Affiliates of the Manager to perform its obligations hereunder and/or (b) sub‑contract with third parties the performance of its duties under this Agreement, provided that no such designation or sub‑contract arrangement shall relieve any Party of its obligations under this Agreement.  Except as expressly provided herein, this Agreement is for the sole benefit of the

Parties and nothing in this Agreement (whether expressed or implied) will give or be construed to give any Person, other than the Parties, any legal or equitable rights in connection with this Agreement.  Any purported assignment in breach of this Section 12.3 shall be void and confer no rights on the purported assignee.

12.4   Transaction Costs.  Except as otherwise specified herein, the Company shall bear the costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement.

12.5   Notices and Communications.

(a)   All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by electronic mail with confirmation of transmission by the transmitting equipment or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company or a Company Subsidiary:

FE Concepts, LLC

12400 Coit Road, Suite 800

Dallas, TX 75251

Attention:       Gary Witherspoon

E‑mail:           gw@cbcap.com

with a copy (which shall not constitute notice) to:

Cinemark USA, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas  75093

Attention:       Michael Cavalier, General Counsel

E Mail:           mcavalier@cinemark.com

If to the Manager, to it at:

Cinema Operations, L.L.C.

12400 Coit Road, Suite 800

Dallas, Texas 75251

Attention:       W. Mark Moore

E‑Mail:           mmoore@epgusa.com

with a copy (which shall not constitute notice) to:

Cinemark USA, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas  75093

Attention:        Michael Cavalier, General Counsel

E Mail:            mcavalier@cinemark.com

(b)   Each of the Parties may specify an address or email address different than that set forth in Section 12.5(a) by giving notice in accordance with Section 12.5(a) to each of the other Parties.

12.6   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

12.7   Amendments, Waivers and Remedies.

(a)   No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)   No waiver by any Party of any breach or violation of, or default under or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, will extend to any prior or subsequent breach or violation of, or default under or inaccuracy in, any such representation, warranty or covenant or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.8   Confidentiality.

(a)   Subject to Section 12.8(b), the Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:  (i) the provisions of this Agreement, or any document entered into pursuant to this Agreement; (ii) the negotiations relating to this Agreement; (iii) the provision of the Services or the Business; and/or (iv) any of the other Parties, or their respective businesses, operations, assets, liabilities, financial condition or results of operations.

(b)   The restrictions in Section 12.8(a) shall not apply to prevent the use or disclosure of any confidential information if the relevant use or disclosure:  (i) is required by applicable Law or any Governmental Authority of competent jurisdiction, subject to the condition that the disclosing Party will provide notice of such requirement to the non‑disclosing Parties prior to disclosing any confidential information; (ii) is made to any legal, financial or other adviser, auditor, financing source, shareholder or other Affiliate of the disclosing Party, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with this Section 12.8 as if they were parties to this Agreement; (iii) is made to the officers or employees of the disclosing Party or any Affiliate thereof who need to know the information for the purposes of the transactions effected or contemplated by this Agreement, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with this Section 12.8 as if they were parties to this Agreement; (iv) is in or becomes part of the public domain other than through an action of any Party; or (v) is approved in writing in advance by the Company (in the case of a disclosure by the Manager) or the Manager (in the case of a disclosure by the Company), as the case may be.

12.9   Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

12.10   Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect to such subject matter.

12.11   No Partnership, Etc..  Nothing in this Agreement or any document referred to in it or any arrangement contemplated by it shall be construed as creating a joint venture or partnership between the Parties for any purpose whatsoever and no Party shall have the power or authority to bind any other Party or impose any obligations on it to the benefit of any third party.

12.12   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article or Schedule mean a Section or Article of, or Schedule to, this Agreement, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time and any reference to a document is to that document as varied, supplemented or replaced from time to time by agreement between the parties thereto, (d) the headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation of this Agreement, (e) words in the singular or plural form include the plural and singular form, respectively, (f) use of any gender includes the other genders, (g) any reference to writing shall include any modes of reproducing words in a legible and non‑transitory form, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) the Schedules and Recitals hereto form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules and Recitals hereto.

12.13   Governing Law.  This Agreement, the rights of the Parties hereunder and all Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.14   Arbitration.  Any claim, dispute or other matter in question between the Parties hereto arising out of or relating to this Agreement, the rights of the Parties hereunder or the breach hereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association in effect on the Effective Date before three arbitrators; one designated by the Company, one designated by the Manager and the third designated in accordance with the Rules of the American Arbitration Association.  Any such arbitration shall be conducted in Dallas, Texas, unless the Parties mutually agree to another location.  The arbitrators shall be qualified by education, training or experience as may be appropriate according to the nature of the claim, dispute or other matter in question.  The foregoing agreement to arbitrate and any other agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.  The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable Law in any court having jurisdiction thereof.  To the extent permitted by law, by agreeing to engage in the arbitration provided for in this Section 12.14, the Parties waive their right to appeal any decision made by the arbitrators.  The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen; and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  All costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any such arbitration shall be borne in the manner which the arbitrators making the determination shall direct.  Notwithstanding the provisions of this Section 12.14, either Party may seek appropriate injunctive relief for any threatened breach.

12.15   Affiliate Transactions.  Subject to Article III, in connection with the provision of the Management Services under this Agreement, the Manager may purchase necessary goods, supplies, rights and services (a) from or through any of its Affiliates or (b) pursuant to arrangements Manager Related Facilities so long as (i) any such transaction, series of transactions or arrangement is disclosed to the Company and approved by the Board including at least one Board member not affiliated with the Manager, (ii) in respect of any such Affiliate transaction or series of transactions, the terms and conditions thereof are competitive with the prices and terms of goods, supplies, rights and services of like quality available from non‑Affiliated third parties in an arm’s length transaction, and (iii) in respect of such shared arrangements, the allocations of costs with respect thereto are fair and reasonable and, if applicable, consistent with the methodology used by the Manager and its subsidiaries and Affiliates to allocate similar costs among the Manager Related Facilities.

12.16   Authority; Binding Agreement.  Each Party represents and warrants that (a) it is a corporation, limited liability company, partnership or other entity, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has the requisite power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance by it of this Agreement has been duly and validly authorized by all necessary actions on its part, and (d) this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

12.17   Further Assurances.  Each Party hereto shall further execute and deliver all such other appropriate supplemental agreements and other instruments and take such other action as which are or may be necessary or appropriate to effectuate and carry out the provisions of this Agreement, may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the Parties and as against third parties, or as the other Parties may reasonably request.

12.18   Cooperation.  The Parties will, and will cause their respective Affiliates to, in good faith, diligently communicate, consult and cooperate with each other to facilitate each other’s performance of their respective and joint responsibilities and duties under this Agreement, including, but not limited to, any licensing responsibilities and duties.  The Parties will, and will cause their respective Affiliates to, deal with each other on all matters related to this Agreement and otherwise in good faith in an open manner as promptly as possible under the given circumstances.  Wherever an approval or consent is required in this Agreement by any Party, such approval or consent shall not be unreasonably withheld, delayed or conditioned.  Each Party shall act reasonably with respect to the Party’s responsibilities and obligations under this Agreement.

12.19   Other Activities.  The Company acknowledges that the Manager and its Affiliates are in the business of developing and operating entertainment facilities that may be competitive with a Facility and that the Manager and its Affiliates may in the future be presented with opportunities to develop new entertainment facilities and acquire existing entertainment facilities.  Except as may be set forth herein, the Parties agree that nothing in this Agreement shall be construed to restrict the Manager from pursuing opportunities to develop new entertainment facilities and acquire existing entertainment facilities, and the pursuit of those ventures or activities by the Manager or its Affiliates shall not be deemed wrongful or improper, even to the extent they may be competitive with a Facility or might otherwise constitute an opportunity for, the Company.  Without limiting the foregoing, the Manager and its Affiliates may pursue concepts, ventures and opportunities on behalf of themselves rather than on behalf of the Company and need not offer, and the Company renounces any interest or expectancy as to participate in, such concepts, ventures and opportunities to the Company.  Notwithstanding the foregoing, for a period of five (5) years after the termination of this Agreement neither Manager nor its Affiliates shall own, operate or acquire entertainment facilities similar to a Facility within a eight (8) mile radius from any Facility owned by the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has executed this Management Services Agreement as of the date first above written.

THE COMPANY:

FE CONCEPTS, LLC

By:	/s/ W. Mark Moore
Name:	W. Mark Moore
Title:	Manager

THE Manager:

CINEMA OPERATIONS, L.L.C.

By:	/s/ W. Mark Moore
Name:	W. Mark Moore
Title:	Manager

Signature Page to Management Services Agreement

SCHEDULE I

CERTAIN DEFINED TERMS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agreement” has the meaning set forth in the Preamble hereto.

“Ancillary Revenues” has the meaning set forth in Section 2.3.

“Approved Budget” has the meaning set forth in Section 6.2.

“Authorized User(s)” shall mean any authorized agents, affiliates, subsidiaries, divisions or subcontractors of the Company who shall require access to or use of the Manager Software in connection with the operation or transition of a Facility.

“Board” means the Board of Managers of the Company.

“Business” has the meaning set forth in Section 2.1.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Dallas, Texas.

“Cash Expenditures” means all cash expenditures made by Manager pursuant to or in accordance with this Agreement, or which the Company shall otherwise authorize or approve, during any applicable or pertinent period in connection with the construction, development or operation of a Facility or any part thereof, including, but not limited to, film rental payments, rents under Facility leases, payroll and payroll expenses of Facility-level personnel of whatsoever nature and taxes, concession expenses, advertising, supplies, utility charges, repairs, maintenance and replacements (whether deemed to be a capital item or expense for accounting purposes), and insurance premiums and all other expenses of operation of a Facility.  Cash Expenditures shall also include (i) real estate or other taxes, assessments, levies or charges and (ii) debt service or any other sums or charges payable under any mortgage or deed of trust affecting a Facility or any part thereof.

“Cause” means (i) the commission of fraud, embezzlement or theft by the Manager as determined by a court of competent jurisdiction; (ii) a breach by the Manager of this Agreement, if such breach is not cured within five (5) Business Days (for any monetary breach) or sixty (60) days (for any non-monetary breach that the Manager makes reasonable efforts to cure during such cure period) after the Company provides written notice of such breach to the Manager; (iii) the intentional wrongful damage by the Company to the business reputation of the Company or its subsidiaries in a manner that has a material adverse effect on the Company and its subsidiaries, all only if so determined by a court of competent jurisdiction or (iv) the occurrence of a Class B Default or a Class B Conversion under the LLC Agreement.

Schedule I - 1

“Cinemark” means Cinemark USA, Inc.

“Company” has the meaning set forth in the Preamble.

“Company Account” has the meaning set forth in Section 7.3(a).

“Company Default” means a breach by the Company of this Agreement if such breach is not cured within five (5) Business Days (for any monetary breach) or sixty (60) days (for any non-monetary breach that the Company makes reasonable efforts to cure during such cure period) after the Manager provides written notice of such breach to the Company.

“Company Expenses” has the meaning set forth in Section 7.2.

“Company Indemnified Person” has the meaning set forth in Section 9.1.

“Company Software” means that certain proprietary software owned by the Company and used by the Manager to operate a Facility as of the Transition Start Date; including all related documentation and enhancements to Company Software.

“Company Subsidiary” means any corporation, limited liability company, limited partnership or other entity that is directly or indirectly wholly owned by the Company.

“Company Trademarks” means the registered and unregistered names, logos, insignia, trademarks, trade dress and other intellectual property specified by the Company from time to time.

“Contracts” has the meaning set forth in Section 2.1.

“Development Services” means all supervision and administrative services (other than the Management Services and the Staffing Services) necessary for the construction and development of a Facility as more fully described in Schedule II, including the provision of any and all main office employees as may be necessary for the supervision and implementation of the construction and development of a Facility.

“Documentation” shall mean the user guides, manuals and associated documentation for use by the Company and Authorized Users in connection with the Manager Software.

“Effective Date” has the meaning set forth in the Preamble hereto.

“Facilities” has the meaning set forth in the Recitals hereto.

“Facility Corporate Employee” has the meaning set forth in Section 11.3.

“Facility-Level Employees” means employees employed by the Manager who work at a Facility (including Facility managers, assistant managers, management trainees and other employees).

Schedule I - 2

“Fiscal Month” means each fiscal month within the Company’s Fiscal Year, as determined by the Manager.

“Fiscal Quarter” means each fiscal quarter which shall consist of three Fiscal Months.

“Fiscal Year” means the Company’s fiscal year which shall be a 52-53 week tax year ending on the Sunday closest to December 31 of each year.

“GAAP” has the meaning set forth in Section 3.1(e).

“Governmental Authority” means any United States federal, state or local government or any foreign government, or any political subdivision thereof, any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Law” means any United States federal, state or local, or any foreign, law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” and “Leases” have the meanings set forth in Section 2.4.

“LLC Agreement” has the meaning set forth in the Recitals hereto.

“Losses” has the meaning set forth in Section 9.1.

“Management Services” means all management and operational services (other than the Development Services and Staffing Services) necessary for the day‑to‑day operation of the Business, including:

(a)   the day‑to‑day management and administrative operations of a Facility and the Business in the areas of concessions purchasing, facilities management, finance and accounting, human resources, marketing and public relations, operations, ticket sales, projection and sound equipment maintenance and property management, each as more fully described in Schedule III; and

(b)   the provision of any and all main office employees as may be necessary for the supervision and direction of the day‑to‑day management and administrative operations of a Facility and the Business.

“Manager” has the meaning set forth in the Preamble hereto.

“Manager Indemnified Persons” has the meaning set forth in Section 9.1.

“Manager Overhead Costs” has the meaning set forth in Section 7.2.

Schedule I - 3

“Manager Related Facility” means an entertainment facility (other than a Facility) owned or operated by the Manager or its Affiliates.

“Manager Subsidiary” means any corporation, limited liability company, limited partnership or other entity that is directly or indirectly wholly owned by the Manager.

“Negative Cash Flow Funding Amount” has the meaning set forth in Section 7.3.

“Negative Cash Flow Projection” has the meaning set forth in Section 7.3.

“New Facility Employer” has the meaning set forth in Section 11.3.

“Parties” has the meaning set forth in the Preamble hereto.

“Permitted Liens” means (i) liens for taxes not yet due and payable; (ii) liens for taxes which are being contested in good faith; (iii)  liens of any landlord, carrier, warehouseman, mechanic, materialman and any like liens arising in the ordinary course of business for sums that are not delinquent; (iv) easements, rights of way, zoning ordinances and other similar liens affecting real property; (v) liens and other encumbrances in favor of banks which are borrowings of the Company approved by the Board and (vi) liens and other encumbrances arising by operation of law.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental or regulatory body or authority or other entity of any kind.

“Proceeding” means any action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Quarterly Statement” has the meaning set forth in Section 7.3(b).

“Services” means the Development Services, the Management Services and the Staffing Services.

“Software” shall mean that certain proprietary software owned by the Manager and used by the Manager to operate a Facility as of the Transition Start Date.

“Staffing Services” means the recruitment, employment, training and supervision by the Manager of such employees at a Facility (including Facility managers, assistant managers, management trainees and other employees) as are reasonably necessary to enable the Manager to provide the Management Services, including responsibility for the oversight of all everyday human resources issues relating to a Facility, including issues with respect to compensation, fringe benefits, employment duration, the assignment of duties, negotiations and settlements with any labor disputes, procuring and maintaining adequate workers’ compensation insurance as may be required by Law, collection and remitting of payroll taxes and the filing of any tax returns as are required with respect to such taxes.

Schedule I - 4

“Term” has the meaning set forth in Section 10.1.

“Theater Construction Expertise” has the meaning set forth in Section 1.3.

“Theater Services” means the consulting services related to auditorium construction, film booking and buying, training, theater operations and such other services as may be provided by Cinemark under the Theater Services Agreement.

“Theater Services Agreement” means the Theater Services Agreement between the Company and Cinemark of even date herewith pursuant to which Cinemark has agreed to provide the Theater Services.

“Third Party Claim” has the meaning set forth in Section 9.1(a).

“Trigger Event” has the meaning set forth in Section 7.1(c).

“Transition Services” has the meaning set forth in Section 11.1(a).

“Transition Service Period” has the meaning set forth in Section 11.1(a).

“Transition Start Date” has the meaning set forth in Section 11.1(a).

Schedule I - 5

SCHEDULE II

DEVELOPMENT SERVICES

Discipline	Service
Site Selection

Identification of potential Facility locations, obtaining feasibility or demographic studies, financial analysis of potential Facility sites, recommendations to the Board regarding site selection; acquisition of real estate.

Planning

Facility design, obtaining zoning, infrastructure plans, building permits, engaging architects and other services required for construction planning, construction cost analysis, and Board presentations related to construction planning, arranging construction and permanent financing for Facility.

Construction

Obtaining all construction plans and permits, entering into contracts on commercially reasonable terms on behalf of the Company with architects, engineers, tradesmen and other independent contractors to perform services and supervising the administration and monitoring the performance of all work to be performed and services to be rendered under all such contracts.

Development	Taking all actions necessary to equip Facility including entering into purchase agreements or leases for furniture, fixtures and equipment, supervision of interior design and build out.
Leasing	If applicable, negotiation of any landlord lease for real property and any equipment leases for equipment used at a Facility.
Detailed Services	Schedule II-A lists in further detail specific matters to be included in the Development Services.

Schedule II - 1

SCHEDULE II-A

REAL ESTATE

1.	Market and Site Sourcing:
2.	Real Estate Contract, Contract Due Diligence (to include soils, title work, environmental), REA and Closing:
3.	Site Location Due Diligence:
•	Civil Engineer
•	Environmental Engineer
•	Geotechnical Engineer
•	Architect
•	City incentive consultants
4.	City Entitlement Due Diligence:
•	Zoning
•	Zoned for intended use, PD or zoning change required?
•	Parking Code
•	Site Planning and platting
•	Utilities at the site or need to be extend?
•	On site Detention Required?
•	Are Off Sites Required? Who handles? Who pays? Are City Incentives need and available?
•	Is the city pro-development of this site, neutral or anti-development?
•	Are the neighbors pro-development of this site, neutral or anti-development?
•	Impact Fees
•	Alcohol sales acceptable?
5.	Excess pad sites/property:
•	Development issues
•	Marketing
•	Sales Contract

CONSTRUCTION

1.	In development:
•	Advise RE and senior management on construction issues
•	Secure due diligence reports (geotechnical, environmental, traffic…)
•	Coordinate schematic site and building design
•	Identify and engage consultants
•	Work thru entitlement process
•	Work thru civil engineering issues
•	Identify and design off site work
•	Direct development of building elevations

Schedule II-A - 1

2.	In design:
•	Review and development of site plan
•	Establish the floor plans
•	Review and development of auditorium section sight line studies
•	Establish finish materials
•	Review and development of millwork package
•	Review of kitchen/equipment design
•	Internal meetings/reviews with Ops, Theatre Tech, F&B
•	Periodic drawing reviews and coordination meetings/calls as needed
•	Development of Interior and Exterior Sign package
•	Vendor coordination/review
•	Coordinate permitting process
•	Coordinate bidding process
•	Analyze bids and award contract
3.	In construction:
•	Request and Authorize Purchase Orders for Owner Furnished Equipment
•	Site visits during construction
•	Review, assess and establish scheduling milestones
•	Coordinate contractors and outside vendors (signage, millwork, HVAC equipment…)
•	Coordinate final set-up of furniture
•	Review construction deficiencies and monitor completion of punch-list corrections
•	Coordinate system start-up and training of operations staff
•	Advise Marketing on opening issues
4.	In operation, service and maintain:
•	Roof
•	After Hours Lighting
•	Kiosks (with Theatre Technology)
•	Customer Parking Areas
•	Doors
•	Drainage System
•	Driveways-S/C
•	Electrical System
•	Doors
•	Fire panel /extinguisher
•	Concession Equipment
•	Recliners
•	Floor Coverings
•	Glass
•	HVAC System
•	Lighting interior & exterior
•	Painting-Ext of Theatre

Schedule II-A - 2

•	Plumbing / toilet partitions
•	Signage
•	Sprinkler System (with Purchasing)
•	Trash Removal/Compactor (with Purchasing)
•	Windows/Frames/Glass
•	Wiring
•	Restoration services
•	Burglar alarm service and repair
•	Keying and coring of the building
•	Bio Hazard removal
•	CCTV
•	Ceiling tile replacement
•	Soda tower service
•	CO2 line repair
•	Digital menu board systems
•	Auditorium LED signage
•	Elevator/ Escalators
•	Emergency lighting
•	Energy management systems
•	Millwork in the concession and restroom areas
•	Screens/ masking/ drapery repair
•	Pest control
•	Refrigeration equipment
•	Managers safe
•	Ceiling tile replacement
•	Speaker replacement
•	Wall vinyl
•	Wall carpet replacement

Schedule II-A - 3

SCHEDULE III

MANAGEMENT SERVICES

Discipline	Service
Food, beverage, concessions and Purchasing

Purchasing, contracting for (on behalf of and in the name of the Company) and managing the purchase and sale of all merchandise, materials, food, beverages, concessions, supplies and other products to be sold by or used in connection with the ordinary course operation of a Facility (including retail products) and setting prices with respect to any such products sold at a Facility.

Service Contracting

Entering into, on behalf of and in the name of the Company, such service, maintenance and other Contracts, or otherwise obtaining or providing such service or maintenance as shall be necessary or appropriate for the ordinary course operation and maintenance of a Facility, including the equipment and systems located in or servicing such Facilities, contracting for (on behalf of and in the name of the Company) the provision of utilities, elevator maintenance, telephone service, interior cleaning, window cleaning, landscape maintenance, rubbish removal, parking lot maintenance, fuel, heating and air conditioning maintenance, security, vermin and insect extermination and other necessary utilities and services, materials and supplies.

Facilities Management

Managing a Facility in the ordinary course, including the maintenance of all restaurant furniture, kitchen equipment, games, rides, bowling equipment, projection and sound equipment, mechanical and electrical equipment and plant, cleaning and security, time‑management systems and fire and intruder alarm systems.

Information Systems

Purchasing, or contracting for, all information systems (including point of sale systems and all hardware and software) necessary, appropriate or convenient for the operation of the Business in a manner consistent with the operation of the Manager Related Facilities; including the installation and maintenance of all information systems.

Schedule III - 1

Finance and Accounting

Providing the following everyday treasury, finance and accounting services:

Rendering the necessary auditing, accounting and bookkeeping services generally required in the management of the affairs and operation of the Business, including:

(a)     maintenance of accounting records for a Facility and the Business;

(b)     payment as agent for the Company of amounts owing to third party suppliers of goods or services;

(c)     the preparation of relevant financial statements relating to a Facility provided for in this Agreement including arranging for the annual audit of the books and records of the Company;

(d)     the preparation and filing when due of all federal, state and local tax returns;

(e)     the maintenance of fixed asset ledgers for the Company;

(f)     cash management of the Business, including opening Company Accounts and liaison with banks at which Company Accounts are located;

(g)     preparation of budgets; and

(h)     preparation of financial forecasts.

Facility‑Level Marketing; Advertising and Public Relations

Day‑to‑day marketing, advertising and public relations with respect to a Facility, including (a) advertising allowances, sponsorship campaigns, radio and press listings, monitoring of existing on‑screen advertising arrangements, but not including any marketing or public relations in connection with the launch and continued marketing of any new or different brand other than the “Strike + Reel” brand and (b) receiving, considering and handling the complaints of all guests and users of any of the services or facilities of a Facility.

Everyday Operational Decisions and Planning

Subject to Article III, everyday operational decisions arising during the ordinary course of business at a Facility, including policies with respect to show‑times, hours of operation, ticket sales and ticketing issues and regional manager audits.

Collections and Payment; Bank Accounts	Collecting all revenues of the Business and paying (on behalf of the Company) all operating expenses relating to a Facility on behalf of and in the name of the Company.

Schedule III - 2

Property Management

Everyday property management of a Facility which may arise during the ordinary course of business, including (a) arranging for the making or installing, in the name of the Company, of all alterations, renovations, repairs, decorations, replacements, and equipment installations as may be reasonably necessary for the continued operation of a Facility in a manner consistent the standards required of and maintained by the Company and (b) all landlord and tenant issues, utilities and refuse removal.

Certain Taxes

Remitting on behalf of the Company when due to the proper Governmental Authorities all taxes on box office admissions that are not measured by net income and all sales taxes on other Facility revenues.

Permits

Obtaining and maintaining, on behalf of and in the name of the Company, as the case may be, all licenses, permits and authorizations from any Governmental Authorities that are necessary for the operation of a Facility in the manner required by this Agreement including all occupancy and food and beverage permits, alcoholic beverage licenses and other required permits (it being understood that the Company shall be required to execute and deliver any and all applications and other documents and to otherwise cooperate with the Manager in applying for, obtaining and maintaining all such licenses, permits and authorizations).

Detailed Services	Schedule III-A lists in further detail specific matters to be included in the Management Services.

Schedule III - 3

SCHEDULE III-A

THEATRE TECHNOLOGY

•

Appoint a person who has the responsibilities of a “Theater Technology Assistant (TTA)” or equivalent that would be responsible for, and the point of contact for the operation and maintenance of the digital equipment and the CSC / booth engineers

•	Have the “TTA” or equivalent trained using the provided supplied training material and pass a digital cinema knowledge test
•	Perform the programing and operate the digital projection and TMS equipment per Cinemark’s digital cinema instruction manuals
•	Perform all weekly, monthly, and quarterly maintenances on the digital projection and TMS equipment per Cinemark’s maintenance manuals
•	Perform troubleshooting and emergency support using the CSC as their only point of contact for digital cinema issues

ACCOUNTING/FINANCE/TAX

•	General Ledger
•	Fixed Assets
•	AP
•	AR
•	Cash Management
•	Income & Sales Tax Reporting
•	Property Tax Reporting

IT

•	POS System
•	Web Site
•	Internet & Mobile Ticketing
•	Gift Card Sales

FOOD & BEVERAGE

•	Procuring Beverages
•	Procuring Candy & Popcorn
•	Procuring Enhanced Food Items

INSURANCE/RISK MANAGEMENT

•	GL
•	Property/Casualty
•	Excess Coverage
•	Unemployment Compensation
1.

Schedule III-A - 1

HUMAN RESOURCES

•	Employees
•	Health and Welfare Benefits
•	Payroll
•	Employment Taxes

MARKETING

1.	Digital Media
2.	Marketing & Promotions / Corporate Branding:
3.	Creative Services / Advertising:
•	Create advertising campaigns
•	Create content and manage digital menu boards and digital displays
•	Manage and create content for traditional media assets (i.e., Print, radio, billboards, TV, etc.)
4.	Event Marketing / Sponsorship:
5.	PR / Communications:
•	Manage press relations
6.	Business Development / NCM Advertising:

Schedule III-A - 2

SCHEDULE IV

SPECIFIED EXAMPLES OF COMPANY EXPENSES

COST OF SALES:

Film rental

Concessions

Food

Beverages

Merchandise

FACILITY OPERATING COSTS:

Facility‑level employee related:

Salaries and Wages

Commission & Bonus

Payroll Taxes (FICA, Medicare, SUI, FUTA)

Other Employee Expense

Employee Training

Employee Benefits Outside Payroll Processing Service Fee

Any virtual print fees or alternative content fees paid pursuant to any digital projector agreements for the digital projectors at a Facility

Benefits Administration Costs

Maintenance, cleaning and supplies:

Armored Car Fees

Outside Janitorial Service

Exterminating

Film Delivery

Rubbish Removal

Security Guards

Bank Charges

Credit Card Fees

Supplies (cleaning, bulbs, computer, ticket stock, uniforms)

Repairs and Maintenance

Miscellaneous Costs

Utilities:

Electric

Water and Sewer Fuel Oil and Gas Telephone and Internet

Insurance and professional fees:

Insurance

Self-insured retention charges

Advertising and promotion:

Directories

Advertising‑Coop

Promotion Expense

Schedule IV - 1

Other:

Postage and overnight delivery

Office Supplies

Dues and Subscriptions

Licenses and Permits

Over/Short Theater Cash

Property Taxes

Equipment Rental

Travel Expense (airfare, car rental, mileage, lodging, meals)

Consulting Costs

Legal Expense

Rent:

Rent to third parties

Common Area Maintenance

Percentage Rent

Schedule IV - 2